Exhibit 99.1

Advaxis Announces Achievement of Second Milestone Under ADXS-HER2 Licensing Agreement with OS Therapies

Non-dilutive capital will support advancement of ADXS-HOT neoantigen program

PRINCETON, N.J., April 26, 2021—Advaxis, Inc. (NASDAQ: ADXS), a clinical-stage biotechnology company focused on the development and commercialization of immunotherapy products, today announced that the Company has achieved the second milestone under its licensing agreement for ADXS31-164, also known as ADXS-HER2, to OS Therapies for evaluation in the treatment of osteosarcoma in humans.

Under the terms of the license agreement, OS Therapies, in collaboration with the Children’s Oncology Group (COG), is responsible for the conduct and funding of a clinical study evaluating ADXS-HER2 in recurrent, completely resected osteosarcoma. OS Therapies recently completed a financing, triggering the second milestone payment. Under the agreement, Advaxis has the opportunity to receive additional clinical, regulatory, and sales-based milestone payments as well as royalties on future product sales. Additional details of the financial terms have not been disclosed.

“This funding milestone for OS Therapies brings OST-HER2, originally ADXS-HER2, one step closer to the clinic,” said Kenneth A. Berlin, President and Chief Executive Officer of Advaxis. “We are confident in the potential of OST-HER2, which had been approved in the U.S. for the adjuvant treatment of osteosarcoma in canines, and are proud to have played a role in the development of this important new candidate for osteosarcoma patients. We look forward to the team at OST advancing the program, building upon our early Phase 1 data evaluating ADXS-HER2.”

Mr. Berlin continued, “This milestone payment will provide Advaxis additional capital as we build momentum across our growing ADXS-HOT neoantigen-directed off-the-shelf clinical programs. To date, we have assembled a robust clinical and translational data set which suggests our unique approach has the potential to enhance and/or restore responses to checkpoint inhibitors in lung cancer. We look forward to leveraging these resources as we advance ADXS-503, currently being evaluated in our Phase 1/2 study in NSCLC, and ADXS-504 for early-stage prostate cancer, which is on-track to enter the clinic in Q2 2021.”

About OS Therapies

OS Therapies is a Phase IIb biotechnology company focused on Osteosarcoma and other deadly diseases. For more information regarding OS Therapies, visit the company website: www.ostherapies.com or email: media@ostherapies.com

About Advaxis, Inc.

Advaxis, Inc. is a clinical-stage biotechnology company focused on the development and commercialization of proprietary Lm-based antigen delivery products. These immunotherapies are based on a platform technology that utilizes live attenuated Listeria monocytogenes (Lm) bioengineered to secrete antigen/adjuvant fusion proteins. These Lm-based strains are believed to be a significant advancement in immunotherapy as they integrate multiple functions into a single immunotherapy and are designed to access and direct antigen presenting cells to stimulate anti-tumor T cell immunity, activate the immune system with the equivalent of multiple adjuvants, and simultaneously reduce tumor protection in the tumor microenvironment to enable T cells to eliminate tumors.

Advaxis Forward-Looking Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statements that express the current beliefs and expectations of management. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Such risks include, but are not limited to: the success and timing of the Company’s clinical trials, including patient accrual; the Company’s compliance with Nasdaq’s listing rules; the Company’s ability to develop and commercialize its products; the Company’s ability to identify license and collaboration partners and to maintain existing relationships; the Company’s available cash and its ability to obtain additional funding; and any outcomes from the Company’s review of strategic transactions. These and other risks are discussed in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K, filed on January 22, 2021, as amended, and its periodic reports on Form 10-Q and Form 8-K. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise, except as otherwise required by law.

Contact:
Tim McCarthy, LifeSci Advisors, LLC
212.915.2564

tim@lifesciadvisors.com